EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199630) pertaining to the 2014 Equity Incentive Plan, of our report dated March 7, 2017, relating to the consolidated balance sheets of Trans World Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years ended December 31, 2016 and 2015.

/s/ WithumSmith+Brown PC

Morristown, New Jersey

March 7, 2017